Exhibit (l)

Potter Anderson & Corroon LLP 1313 N. Market Street, 6th Floor Wilmington, DE 19801-6108 302.984.6000 potteranderson.com

October 14, 2025

To each Addressee listed on

Schedule A attached hereto

Re: RJ Private Credit Income Fund

Ladies and Gentlemen:

We have acted as Delaware counsel to RJ Private Credit Income Fund (the “Trust”) in connection with the matters set forth herein. This opinion is being delivered to you at your request. Capitalized terms used but not otherwise defined in this letter (including Exhibit 1 attached hereto and incorporated herein by this reference) shall have the meanings assigned thereto in the Trust Agreement (as defined in Exhibit 1).

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the documents listed on Exhibit 1, and we have not reviewed any documents other than the documents listed on Exhibit 1. In particular, we have not reviewed and express no opinion as to any document (other than the documents listed on Exhibit 1) that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us. The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions in this letter. We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate and none of which we have investigated or verified.

Based upon and subject to the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “DST Act”).

2. The Shares of the Trust have been duly authorized and, when issued on or after the date hereof in accordance with the Trust Documents on the terms determined by the Trustees, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

To each Addressee listed on

Schedule A attached hereto

October 14, 2025

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A. The opinions in this letter are limited to the laws of the State of Delaware in effect on the date hereof (not including tax laws, insurance laws, antitrust laws, emergency laws, and securities laws), and we have not considered and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

B. We have assumed: (i) except as stated in numbered paragraph 1, the due incorporation or formation, as the case may be, due organization, and valid existence in good standing under the laws of all relevant jurisdictions of the Trust and each of the parties and each of the signatories (other than natural persons) to each of the documents reviewed by us; (ii) that none of such parties or signatories has dissolved or terminated; (iii) except as stated in numbered paragraph 2 above, that each of such parties and signatories had and has the power and authority to execute, deliver (and, as applicable, file and/or issue), and perform each of such documents; (iv) except as stated in numbered paragraph 2 above, the due authorization, execution, delivery (and, as applicable, filing and/or issuance), and performance of each of such documents by each of such parties and signatories; (v) the legal capacity of all relevant natural persons; (vi) that any waiver under any document reviewed by us has been given voluntarily, intelligently, and knowingly; (vii) the satisfaction of all conditions and compliance with all obligations under each of the documents reviewed by us; and (viii) the due issuance of the Shares, and receipt of full consideration therefor, in accordance with the Trust Documents and the Resolutions.

C. We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; (v) each document reviewed by us constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each of such parties in accordance with its terms; (vi) to the extent that any document reviewed by us is an amended or amended and restated agreement, that such document amended or amended and restated such agreement as in effect prior thereto in accordance with its terms; (vii) each Share is, or is of a type, dealt in or traded on securities exchanges or securities markets; (viii) the Trustees will exercise their authority under the Trust Documents to cause the Trust to issue Shares, and that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents, the Registration Statement, the Resolutions, any distribution contract with a Distributor, and any other document or writing relating to the issuance and sale of Shares; (ix) to the extent determined by the Trustees from time to time, certificates certifying the ownership of the Shares shall be issued by the Trust upon the issuance of such Shares; and (x) that the Trust Documents constitute the entire “governing instrument” of the Trust within the meaning of the DST Act, and that the Trust Documents together with the Resolutions constitute the entire agreement among the parties thereto with respect to the subject matter thereof.

To each Addressee listed on

Schedule A attached hereto

October 14, 2025

D. We express no opinion as to (i) ownership of, title to, or any interest in any property, or (ii) any provision in any document that purports to apply to a person or entity not a party thereto, to restrict or prohibit transfer of an interest by operation of law, or that would permit or require the making of distributions or payments other than as permitted under the DST Act or other applicable law.

E. The opinions in this letter are subject to (i) bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, preferential transfer, moratorium, receivership, rehabilitation, conservation, reorganization, liquidation, and other similar laws relating to or affecting the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law, and including, without limitation, applicable law relating to fiduciary duties), (iii) standards of good faith, fair dealing, course of dealing, course of performance, materiality, and reasonableness that may be applied by a court, considerations of public policy, and the exercise of judicial discretion, and (iv) the effect of federal or state securities law and public policy considerations on the enforceability of provisions relating to exculpation, indemnification or contribution.

F. We have not participated in the preparation of the Registration Statement or any offering materials relating to the Trust, and we assume no responsibility for and express no opinion as to the contents of any such materials.

We consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of the name of our firm therein. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. There are no implied opinions in this letter. This letter speaks only on the date hereof, and we undertake no obligation to advise anyone of any changes in the foregoing subsequent to the delivery of this letter.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

MPM/AGF/JMW

Schedule A

RJ Private Credit Income Fund

Exhibit 1

1.	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 5, 2024.

2.	The Certificate of Amendment to Certificate of Trust of the Trust, as filed with the Secretary of State on December 31, 2024.

3.	The Declaration of Trust of the Trust, dated as of December 5, 2024, by Eric Wilwant, as the individual trustee (the “Individual Trustee”).

4.	The Amended and Restated Declaration of Trust of the Trust, dated as of December 31, 2024, by the Individual Trustee.

5.

The Second Amended and Restated Agreement and Declaration of Trust of the Trust, made on August 26, 2025 (the “Trust Agreement”), by and among the individuals executing such Declaration (as defined therein) as Trustees and the holders from time to time of the shares of beneficial interest issued thereunder.

6.	The By-Laws of the Trust, adopted August 26, 2025 (the “By-Laws” and, together with the Trust Agreement, the “Trust Documents”).

7.	A Certificate of Good Standing for the Trust, dated October 13, 2025, obtained from the Secretary of State.

8.

The Registration Statement on Form N-2/A, as amended, including the prospectus included therewith, with respect to the issuance of an unlimited number of Class S and Class I common shares of beneficial interest, par value $0.01 per share, in the Trust (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission on October 14, 2025 (the “Registration Statement”).

9.	The Resolutions of the Board of Trustees of the Trust, adopted August 26, 2025 (the “Resolutions”).

10.	One or more certificates of the Secretary of the Trust, dated as of the date hereof, including all attachments thereto, regarding certain matters and documents.